Exhibit 12.1

1250 24th Street NW, Suite 700 Washington, DC 20037 (202) 349-8000

January 9, 2018

Board of Directors
Delmar Bancorp
2245 Northwood Drive
Salisbury, Maryland 21801

RE:                                     Delmar Bancorp

Ladies and Gentlemen:

We have acted as special counsel to Delmar Bancorp (the “Company”) in connection with the Regulation A Offering Statement on Form 1-A (the “Offering Statement”) which has been filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed offering and sale of up to 1,764,937 shares (the “Shares”) of common stock of the Company, $0.01 par value (the “Common Stock”) issuable in connection with the proposed merger of Liberty Bell Bank, a New Jersey commercial bank (“Liberty”) with and into The Bank of Delmarva, a Delaware chartered bank and a wholly owned subsidiary of the Company (the “Bank”), pursuant to the Agreement of Merger dated as of July 20, 2017, among the Company, the Bank and Liberty (the “Agreement”).

In rendering this opinion, we have limited our examination to the legal and factual matters as we have deemed advisable, including examination of the Offering Statement, as filed with the Commission, and such other corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have assumed the due authorization of such documents by all parties other than the Company and any subsidiary of the Company which is wholly owned (directly or indirectly) by the Company, the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each other party, the legal capacity of all natural persons, and that all agreements are the valid and binding agreements of all parties to such agreements other than the Company and such wholly owned subsidiaries. We have assumed for purposes of this opinion that the proposed amendment to the Articles of Incorporation of the Company increasing the authorized number of shares of capital stock which may be issued by the Company to 20,000,000 is approved by the requisite vote of shareholders at the Special Meeting of Shareholders of the Company to beheld on February 13, 2017, and that appropriate

Articles of Amendment reflecting the amendment have been filed with the Maryland State Department of Assessments and Taxation.

Based upon such examinations, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares, when issued in accordance with the Agreement, will be validly issued, fully paid, and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the corporate laws of the State of Maryland, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Offering Statement, filed by the Company, and to the reference to our Firm contained in the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ Buckley Sandler LLP